Exhibit 99.7

[Boston Scientific Corporation Letterhead]

April 24, 2006

Notice to Holders of Boston Scientific Corporation’s 6.25% Senior Notes due 2035

(CUSIP No. 101137AE7)

Dear Noteholder,

Notice is hereby given that Boston Scientific Corporation (the “Company”) has increased the interest rate on its $350 million 6.25% Senior Notes due 2035 (the “2035 Notes”), from 6.25% to 7.00% . The Company elected to increase the interest rate due to the closing of the Company’s acquisition of Guidant Corporation.

The increase in the interest rate shall accrue from November 17, 2005 and shall be paid to the persons in whose names the 2035 Notes are registered at the close of business on May 1, 2006.

Pursuant to a supplemental indenture entered into between the Company and J.P. Morgan Trust Company, National Association, Trustee under the indenture relating to the 2035 Notes, subsequent upgrades to the Company’s long-term senior, unsecured debt credit ratings may result in a decrease in the interest rate of the 2035 Notes, but in no event will the interest rate payable on the 2035 Notes be adjusted below 6.25%.

While the federal income tax treatment of the interest rate adjustment is not clear, the Company intends to take the position that any additional interest payable to holders of the 2035 Notes should be reported when received or accrued, depending on the holder’s regular method of tax accounting. Holders of 2035 Notes should be aware that the Internal Revenue Service could assert a contrary position, potentially giving rise to differences in the timing, amount and character of reportable income in respect of the 2035 Notes. The supplement to the terms of the 2035 Notes also may result in a deemed exchange of the 2035 Notes for “new” notes for federal income tax purposes, in which case the Company expects that the exchange would constitute a recapitalization that generally is tax-free to holders of the 2035 Notes. In the event of such a deemed exchange, the 2035 Notes might be treated for federal income tax purposes as having original issue discount, which could affect the timing of the reporting of income by holders who purchased the 2035 Notes at less than the original issue price.

Circular 230:

Any discussion of federal income tax issues in this notice should be construed as provided in connection with the promotion and marketing of the matters described herein. Such discussion  is not intended to be used, and cannot be used, by a holder of 2035 Notes or any other person for the purpose of avoiding federal income tax penalties. Holders of 2035 Notes and other persons should seek tax advice based upon their particular circumstances from independent tax advisors.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Milan Kofol
	Name:	Milan Kofol
	Title:	Vice President, Treasurer and Investor Relations